Exhibit 99.1

Digi International Reports Fiscal First Quarter 2020 Results
- Acquisition of Opengear, Inc. completed in December - Total revenue of $62.3 million - exceeds guidance
(Minneapolis, MN, January 30, 2020) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its fiscal first quarter ended December 31, 2019.
"We are excited to welcome Opengear, Inc. to the Digi family" said Ron Konezny, President and Chief Executive Officer. "Our fiscal 2020 is off to a strong start, highlighting our focus on profitable growth."
Fiscal First Quarter 2020 Results

•	Revenue of $62.3 million was flat compared to the fiscal first quarter of 2019.

•	Net income decreased to $0.2 million compared to net income of $4.7 million for the fiscal first quarter of 2019.

•	Net income per diluted share decreased to $0.01 per share compared to $0.17 for the fiscal first quarter of 2019.

•	Adjusted EPS of $0.15 was flat compared to the fiscal first quarter of 2019.

•	Adjusted EBITDA increased 3.9% to $6.4 million compared to the fiscal first quarter of 2019.
Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.
Segment Results
IoT Product & Services
The segment's fiscal first quarter 2020 revenues of $54.6 million increased 2.5% from the same period in the prior fiscal year. This increase is primarily attributed to the incremental revenue associated with our acquisition of Opengear, Inc. ("Opengear'") on December 13, 2019, increased sales from our cellular products and growth in our services revenue. This was partially offset by lower sales of our other traditional product offerings. Gross profit margin increased 1.2 percentage points to 48.8% of revenues for the fiscal first quarter of 2020 due primarily to the acquisition of Opengear, which has a higher gross margin profile, and improved service margins, partially offset by unfavorable product mix.
IoT Solutions
The segment's fiscal first quarter 2020 revenues of $7.7 million decreased 14.6% from the same period in the prior fiscal year due primarily to fiscal first quarter 2019 purchases from existing customers that did not reoccur in the fiscal first quarter of 2020. We served nearly 67,000 sites as of December 31, 2019, compared to 54,000 sites a year ago and 63,000 sites as of September 30, 2019. Gross profit margin increased 0.5 percentage points to 49.5% of revenues due to favorable product mix and an increase in recurring subscription revenue.
Fiscal 2020 Guidance
For the second fiscal quarter of 2020, Digi projects revenue to be in a range of $72 million to $78 million. Adjusted EBITDA is projected to be in a range of $11 million to $13 million. Diluted EPS is projected to be in a range of $0.07 to $0.11 per diluted share. Adjusted EPS is projected to be in a range of $0.29 to $0.33 per diluted share.
For the full fiscal 2020, we are not updating our annual revenue, Adjusted EBITDA, or Adjusted EPS ranges. These ranges remain as $310 million to $325 million for revenue, $45 million to $50 million for Adjusted EBITDA, and $1.14 to $1.27 per diluted share for Adjusted EPS. We are updating our diluted EPS range, which is now projected to be in a range of

Digi International Reports First Fiscal Quarter 2020 Results

$0.31 to $0.41 per diluted share. This range is being adjusted to reflect the anticipated impacts of interest expense on our debt and amortization associated with the intangible assets created from the Opengear acquisition.
First Fiscal Quarter 2020 Conference Call Details
As announced on January 7, 2020, Digi will discuss its fiscal first quarter 2020 results on a conference call on Thursday, January 30, 2020 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 9536759. International participants may access the call by dialing (262) 912-4765 and entering passcode 9536759. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 9536759 when prompted.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "may," "project," "should," "will," or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures (including, but not limited to, our recently announced acquisition of Opengear), and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2019 and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports First Fiscal Quarter 2020 Results

Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, adjustments to estimates of contingent consideration, acquisition-related expenses, and interest expense from acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and gains from the disposition of our former corporate headquarters is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the condensed consolidated statements of operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.
Investor Contact:

James J. Loch
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: jamie.loch@digi.com
For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2020 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2019	2018
Revenue	$62,317	$62,313
Cost of sales	31,853	32,530
Gross profit	30,464	29,783
Operating expenses:
Sales and marketing	12,061	11,657
Research and development	10,331	9,518
General and administrative	8,555	3,117
Restructuring reversal	—	(67)
Operating expenses	30,947	24,225
Operating (loss) income	(483)	5,558
Other (expense) income, net	(437)	164
(Loss) income before income taxes	(920)	5,722
Income tax (benefit) expense	(1,128)	1,040
Net income	$208	$4,682

Net income per common share:
Basic	$0.01	$0.17
Diluted	$0.01	$0.17
Weighted average common shares:
Basic	28,467	27,513
Diluted	29,614	28,075

Digi International Reports First Fiscal Quarter 2020 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2019	September 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$49,072	$92,792
Accounts receivable, net	81,097	56,417
Inventories	47,380	39,764
Other current assets	7,486	3,574
Total current assets	185,035	192,547
Other non-current assets	375,869	206,151
Total assets	$560,904	$398,698
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,165	$21,183
Other current liabilities	38,360	23,275
Total current liabilities	61,525	44,458
Other non-current liabilities	143,064	5,262
Total liabilities	204,589	49,720
Total stockholders’ equity	356,315	348,978
Total liabilities and stockholders’ equity	$560,904	$398,698
Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2019	2018
Net cash (used in) provided by operating activities	$(22,067)	$6,111
Net cash (used in) provided by investing activities	(136,294)	8,763
Net cash provided by (used in) financing activities	112,869	(174)
Effect of exchange rate changes on cash and cash equivalents	1,772	(492)
Net (decrease) increase in cash and cash equivalents	(43,720)	14,208
Cash and cash equivalents, beginning of period	92,792	58,014
Cash and cash equivalents, end of period	$49,072	$72,222

Digi International Reports First Fiscal Quarter 2020 Results

Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended December 31,
	2019		2018
		% of total revenue		% of total revenue
Total revenue	$62,317	100.0%	$62,313	100.0%

Net income	$208		$4,682
Interest expense (income), net	201		(116)
Income tax (benefit) expense	(1,128)		1,040
Depreciation and amortization	3,617		3,673
Stock-based compensation	1,600		1,414
Gain on sale of building	—		(4,396)
Restructuring reversal	—		(67)
Acquisition expense	1,906		(69)
Adjusted EBITDA	$6,404	10.3%	$6,161	9.9%

TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended December 31,
	2019		2018
Net income and net income per diluted share	$208	$0.01	$4,682	$0.17
Amortization	2,448	0.08	2,540	0.09
Stock-based compensation	1,600	0.05	1,414	0.05
Other non-operating income	236	0.01	(48)	—
Acquisition expense	1,906	0.06	(69)	—
Acquisition earn-out adjustments	259	0.01	243	0.01
Restructuring charge	—	—	(67)	—
Interest expense related to acquisition	416	0.01	—	—
Gain on sale of building	—	—	(4,396)	(0.16)
Tax effect from the above adjustments	(1,610)	(0.05)	90	—
Discrete tax benefits (1)	(959)	(0.03)	(106)	0.00
Adjusted net income and adjusted net income per diluted share (2)	$4,504	$0.15	$4,283	$0.15
Diluted weighted average common shares		29,614		28,075

(1)
For the three months ended December 31, 2019, discrete tax benefits primarily include excess tax benefits recognized on stock compensation and an adjustment of our state deferred tax rate due to the Opengear acquisition. For the three months ended December 31, 2018, discrete tax benefits are a result of expiring statute of limitations of uncertain tax benefits as well as excess tax benefits recognized on stock compensation.

(2)	Adjusted net income per diluted share may not add due to the use of rounded numbers.